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                                                            EXHIBIT NO. 12
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                                  PREFERRED DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES


                                           I.       Twelve Months Ended

                                                  March 31,                                   December 31,
                                           ----------------------    --------------------------------------------------------------
                                              2000          1999         1999         1998        1997         1996         1995
                                              ----          ----         ----         ----        ----         ----         ----

                                                                          (Thousands of Dollars)
EARNINGS, AS DEFINED:
  Net income ............................   $ 376,046    $ 404,879    $ 382,255    $ 399,238    $ 388,317    $ 391,277    $ 372,604
  Fixed charges, as below ...............     212,446      191,819      202,491      191,832      193,632      204,593      226,833
  Income taxes, as below ................     247,311      247,911      250,272      249,180      225,491      247,691      232,343
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total earnings, as defined ..........   $ 835,803    $ 844,609    $ 835,018    $ 840,250    $ 807,440    $ 843,561    $ 831,780
                                            =========    =========    =========    =========    =========    =========    =========
FIXED CHARGES, AS DEFINED:
  Interest on long-term debt ............   $ 188,347    $ 169,480    $ 180,676    $ 169,901    $ 163,468    $ 172,622    $ 187,397
  Other interest ........................      12,538       11,307       10,298       11,156       18,743       19,155       25,896
  Imputed interest factor in
    rentals-charged principally to
    operating expenses ..............          11,561       11,032       11,517       10,775       11,421       12,816       13,540
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total fixed charges, as defined .....   $ 212,446    $ 191,819    $ 202,491    $ 191,832    $ 193,632    $ 204,593    $ 226,833
                                            =========    =========    =========    =========    =========    =========    =========
Earnings Before Income Taxes ............   $ 631,506    $ 662,449    $ 632,527    $ 648,418    $ 613,808    $ 638,968    $ 604,947
                                            =========    =========    =========    =========    =========    =========    =========

Ratio of Earnings Before Income Taxes to
   Net Income ...........................        1.68         1.64         1.66         1.62         1.58         1.63         1.62

INCOME TAXES:
    Income tax expense ..................   $ 255,460    $ 257,570    $ 258,421    $ 257,494    $ 233,716    $ 255,916    $ 240,683
    Included in AFUDC - deferred taxes in
       book depreciation ................      (8,149)      (9,659)      (8,149)      (8,314)      (8,225)      (8,225)      (8,340)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total income taxes ..................   $ 247,311    $ 247,911    $ 250,272    $ 249,180    $ 225,491    $ 247,691    $ 232,343
                                            =========    =========    =========    =========    =========    =========    =========

FIXED CHARGES AND PREFERRED DIVIDENDS
  COMBINED:
  Preferred dividend requirements .......   $   2,967    $   2,967    $   2,967    $   2,967    $   6,052    $   9,609    $   9,609
  Portion deductible for income tax
    purposes ............................        (312)        (312)        (312)        (312)        (312)        (312)        (312)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Preferred dividend requirements
    not deductible ......................   $   2,655    $   2,655    $   2,655    $   2,655    $   5,740    $   9,297    $   9,297
                                            =========    =========    =========    =========    =========    =========    =========

PREFERRED DIVIDEND FACTOR:
    Preferred dividends not deductible
       times ratio of earnings before
       income taxes to net income .......   $   4,460    $   4,354    $   4,407    $   4,301    $   9,069    $  15,154    $  15,061
    Preferred dividends deductible for
        income taxes ....................         312          312          312          312          312          312          312
    Fixed charges, as above .............     212,446      191,819      202,491      191,832      193,632      204,593      226,833
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Total fixed charges and preferred
        dividends combined ..............   $ 217,218    $ 196,485    $ 207,210    $ 196,445    $ 203,013    $ 220,059    $ 242,206
                                            =========    =========    =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges and
   Preferred Dividends Combined .........        3.85         4.30         4.03         4.28         3.98         3.83         3.43

Ratio of Earnings to Fixed Charges ......        3.93         4.40         4.12         4.38         4.17         4.12         3.67


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